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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
First Acceptance Corporation (f/k/a Liberte Investors Inc.):

        We consent to the use of our report dated July 24, 2003, with respect to the consolidated statements of financial condition of First Acceptance Corporation (f/k/a Liberte Investors Inc.) as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003, incorporated herein by reference.

KPMG LLP

Dallas, Texas
May 18, 2004

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Independent Auditors' Consent